                                                                    EXHIBIT 99.1

                                                                    NEWS RELEASE


40-004 COOK STREET
PALM DESERT, CA 92211
(760) 340-0098

FOR FURTHER INFORMATION
CONTACT:  DORRIE B. OSBORNE
(760) 340-0098


                       UNITED STATES FILTER CORPORATION
                      ANNOUNCES RECORD FIRST QUARTER EPS
                   OF $0.26 VS. $0.15 AND THE ACQUISITION OF
                  THE PROPERTY AND WATER RIGHTS IN CALIFORNIA
                    AND THE SOUTHWEST OWNED BY BASS ENTITIES


PALM DESERT, CALIFORNIA, August 4, 1997 - United States Filter Corporation (NYSE:USF) announced record results for its fiscal first quarter ended June 30, 1997, as well as the acquisition of approximately 50,000 acres of land and water rights in the Southwest from entities, including Western Farms, L.P., owned by members of the Bass family of Fort Worth, Texas, in exchange for U.S. Filter common stock and warrants.

First Quarter revenues were $598,234,000 up 168% from $222,958,000 for last year's first quarter, net income was $20,726,000 up 169% from $7,694,000 for the same period a year ago. Earnings per share were $0.26 vs. $0.15, a 73% increase over the same period last year. The weighted average number of shares outstanding grew 57% to 80,653,000 from 51,480,000 last year. Backlog was a record $719,392,000 up from $228,232,000 for the same period last year and $644,535,000 in the fourth quarter of last fiscal year, ended March 31, 1997.

The land acquired in exchange for Company stock and warrants includes approximately 45,000 acres in the Imperial Valley of California and more than 5,000 acres in other parts of the Southwestern United States. Along with the land, U.S. Filter acquired the associated water rights to approximately 250,000 acre feet per year of water usage, most of which are Colorado River water rights, through the Imperial Irrigation District (IID) of California.

In exchange, the Bass entities will receive 8,000,000 common shares of U.S. Filter and warrants to acquire another 1.2 million shares of U.S. Filter stock. As to the warrants, 600,000 will be exercisable at $50.00 per USF share and 600,000 will be exercisable at $60.00 per share of USF stock, subject to certain conditions. The Bass entities have agreed not to exercise their demand registration rights on the acquired U.S. Filter stock until the year 2000. In addition, the Bass entities will receive a Board seat on the Company's Board of Directors. The Company indicated that rental income from agricultural use of the acquired property is sufficient to make the transaction non-dilutive.

"We think U.S. Filter is uniquely qualified to take advantage of the tremendous assets being acquired in this transaction," said Richard J. Heckmann, Chairman, President and CEO of U.S. Filter. "We now add the most important product the water to our one-stop shop business strategy. Importantly, we are also adding a major new customer segment agriculture one which we believe we can serve in many ways."

"We have the most complete array of technologies for the distribution, transportation, treatment, recovery, recycle and reuse of the massive amounts of water that will be necessary for the Southwestern United States to continue to grow. Our ability to treat and conserve the agriculture drainage from the Imperial Valley and other areas should open up many new possibilities for the `win-win' transfer of conserved water. Our goal is to serve as a partner of agriculture in saving water; farming more efficiently and providing the necessary treatment needed to ensure that conservation measures are good for the environment.

"These land and water assets, added to our already formidable balance sheet, position us to provide all of the products and services required by our industrial, commercial, agricultural, residential and municipal customers," Heckmann said. "We have long believed that the most important ingredient in the global growth of industries and municipalities will be water. We look forward to working with Imperial Valley farmers and the IID in pursuing the much-needed conservation programs already underway. This is a great way to bring much-needed capital investment into the Imperial Valley economy and to preserve their tremendous agricultural heritage, " he said.

Ardon Moore, President of Western Farms, L.P., the principal entity for these Bass holdings, stated, "We see this transaction much more than an exchange of land for shares. It represents a merger of the largest agricultural land owner in the area with the largest business enterprise in the Southern California desert area; a new partnership that we see as the perfect way to continue our focus on helping the Imperial Valley strengthen its agriculture economy while providing reliable and more affordable water supplies to urban areas. I can't think of a better partner for pursuing this vision than U.S. Filter. Perhaps most important, U.S. Filter shares our vision for helping agriculture meet its water conservation challenges in a way that benefits the farm economy and the environment."

With annualized revenues of over $2.3 billion, U.S. Filter is the leading global provider of water and wastewater treatment equipment, systems and services. With corporate offices in Palm Desert, California, U.S. Filter services its customers and substantial installed base of systems through its worldwide network of more than 495 sales and service facilities, including 65 manufacturing plants. In addition, U.S. Filter is the leading international provider of service deionization and outsourced water services, including the operation of water and wastewater treatment systems at customer sites. U.S. Filter invites you to visit its Web site at http://www.usfilter.com.
                       ------------------------

                                 ####

                       UNITED STATES FILTER CORPORATION
                               AND SUBSIDIARIES
                        CONSOLIDATED INCOME STATEMENTS
                                 June 30, 1997
                                  (Unaudited)


                                            Three               Three
                                         Months Ended        Months Ended
                                           June 30,            June 30,
                                             1997                1996
                                         ------------        ------------
                                       (in thousand, except per share data)

Revenues                                   $598,234             222,958

Cost of sales                               450,427             163,808
                                           --------             -------

     Gross profit                           147,807              59,152

Selling, general and
  administrative expenses                   109,351              44,481
                                           --------             -------

     Operating income                        38,456              14,671

Other income (expense):
     Interest expense                        (8,859)             (4,536)
     Other                                      925                 602
                                           --------             -------
                                             (7,934)             (3,934)
                                           --------             -------

     Income before income taxes              30,522              10,737

Income taxes                                  9,796               3,043
                                           --------             -------

     Net income                            $ 20,726               7,694
                                           ========             =======

     Net income per common share           $   0.26                0.15
                                           ========             =======
Weighted average number of
  shares outstanding                         80,553              51,480